EXHIBIT 99.1

ECOST.COM PRICES INITIAL PUBLIC OFFERING OF COMMON STOCK

TORRANCE, CA, August 27, 2004 – eCOST.com, Inc. (Nasdaq: ECST), a wholly-owned subsidiary of PC Mall, Inc. (Nasdaq: MALL), today announced that it has priced its public offering of 3,465,000 shares of its common stock at $5.80 per share, a reduction from the range of $9.00 to $11.00 per share shown in the Company’s preliminary prospectus, with estimated net proceeds to the Company of $15.8 million, after deducting underwriting discounts and estimated offering expenses. The shares are being offered by the Company pursuant to a registration statement that was declared effective by the Securities and Exchange Commission today.

The common stock has been approved for listing on the Nasdaq National Market under the symbol “ECST,” subject to substantially meeting its quantitative listing requirements, including a market value of publicly held shares of at least $20 million (excluding the value of any shares of our common stock held by our officers, directors and 10% or greater stockholders) and a minimum bid price of $5.00 per share. Nasdaq has preliminarily indicated that both of these requirements will be satisfied if the closing bid price on the first day of trading is equal to or greater than the initial public offering price. At the initial public offering price of $5.80 per share, the market value of the Company’s publicly held shares (excluding any shares purchased by one of the Company’s officers in the offering) would be $20,010,000. If Nasdaq determines that its initial listing standards are not met, the offering will not be consummated.

The offering is being underwritten by a syndicate managed by William Blair & Company, L.L.C, ThinkEquity Partners LLC and Merriman Curhan Ford & Co. The offering of common stock is made only by means of a prospectus. Copies of the prospectus may be obtained from William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606, Attention: Prospectus Department.

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A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.